Exhibit 99.3
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                              N E W S   R E L E A S E

               APHTON ANNOUNCES SALE OF COMMON STOCK AND WARRANTS

                                February 24, 2003

Miami, FL - Aphton Corporation (Nasdaq: APHT) announced today that the company sold 500,000 shares of registered common stock from its shelf registration statement on Form S-3 at $2.96 per share (the average of the closing bid prices of the common stock for the five days preceding pricing) for gross proceeds of $1,480,000, and 150,000 unregistered warrants in a private placement at $0.125 per warrant for gross proceeds of $18,750. Each warrant has registration rights and entitles the holder thereof to purchase a share of Aphton common stock at a price of $2.96 per share (the average of the closing bid prices of the common stock for the five days preceding pricing) for the next five years. The purchaser is a private equity fund located in New York.

The proceeds of the financing will be used for general corporate purposes, including to fund Aphton's on-going clinical trials and operations.

A registration statement relating to the common stock has been filed with and declared effective by the Securities and Exchange Commission. The warrants have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an exemption from the registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the securities laws of any such state.

Aphton Corporation is a biopharmaceutical company developing products using its innovative targeted immunotherapy technology for neutralizing hormones that participate in gastrointestinal system and reproductive system cancer and non-cancer diseases. Aphton has strategic alliances with Aventis Pasteur for treating gastrointestinal system and other cancers with G17DT in North America and Europe; GlaxoSmithKline for reproductive system cancer and non-cancer diseases worldwide; and others.

Except for the historical information herein, the matters discussed herein are forward-looking statements that involve a number of risks and uncertainties and are not a guarantee of future performance. Future results may vary significantly based on a number of factors including, but not limited to, intellectual property risks, risks in regulatory and market acceptance of new products and continuing demand for same, the impact of competitive products and pricing, changing economic conditions and other risk factors that are inherent in the drug development process and the company's business including those set forth in Aphton's most recent 10-K and other filings with the Securities and Exchange Commission. It is not possible to predict or identify all such



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risk factors that could cause actual results to differ from expected or historical results. The company's actual results could differ from these forward-looking statements and the company undertakes no obligation to update publicly any forward-looking statement.

Contact: Aphton Corporation; Investor Relations, J.L. Whitmore, 305-374-7338.




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